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                                   EXHIBIT 1.1

                                  BY-LAW NO. B

           being a by-law to amend By-law No. A of BIOVAIL CORPORATION (the "Corporation")


BE IT ENACTED as a by-law of the Corporation as follows:

1.       9.10     QUORUM

         Subject to paragraph 9.20, a quorum for any meeting of shareholders shall be, unless a greater number of shares are required to be represented at the meeting by the Act or by the articles or any other by-law, two persons present in person, each being a shareholder entitled to vote at the meeting or a duly appointed proxyholder for an absent shareholder entitled to vote at the meeting, holding or representing by proxy at least 25% of the total number of the issued shares of the Corporation for the time being enjoying voting rights at such meeting. If at any meeting, the requisite quorum is not present within half an hour after the time appointed for the meeting, then the meeting shall be adjourned to such date not being less than 10 days later and to such time and place as may be announced by the chairman at the meeting and subject to 9.18, it shall not be necessary to give notice of the adjourned meeting.

         At such adjourned meeting the persons present at such meeting, provided that there are at least two such persons present in person, each being a shareholder entitled to vote at the meeting or a duly appointed proxyholder for an absent shareholder entitled to vote at the meeting, shall be a quorum for the transaction of the business for which the meeting was originally called.


2.       REPEAL

       Paragraph No. 9.10 of By-law No. A be revoked, and any other by-laws inconsistent herewith be and the same are hereby repealed.


         MADE by the board the 11th day of November, 1999.



/S/ EUGENE MELNYK                          /S/ KENNETH C. CANCELLARA
-------------------------------------      ---------------------------------
Eugene Melnyk - Chairman of the Board      Kenneth C. Cancellara - Secretary


         CONFIRMED by the shareholders in accordance with the BUSINESS CORPORATIONS ACT (Ontario) the 30th day of December, 1999.


                                           /S/ KENNETH C. CANCELLARA
                                           ---------------------------------
                                           Kenneth C. Cancellara - Secretary